Exhibit 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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NEWS RELEASE
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Contact:   Raymond Martz, Vice President of Finance &
           Investor Relations--Bethesda +301/941-1500



                  LA SALLE HOTEL PROPERTIES ANNOUNCES
                    KEY WEST BEACHSIDE RESORT SALE


     BETHESDA, MD, JULY 25, 2003 -- LaSalle Hotel Properties (NYSE: LHO) today announced the sale of the Holiday Inn Beachside Resort, located in Key West, Florida for $17.2 million. The net proceeds of approximately $16.5 million were comprised of $11.4 million of debt assumed by the buyer plus $5.1 million of cash. The cash received will be used to reduce the Company's outstanding borrowings under its existing $210.0 million line of credit facility.

     The hotel was sold for its approximate book value as of the end of the second quarter 2003. The sales price is approximately 13 times historical property level EBITDA. In conjunction with the sale of the Key West property and the assumption of debt by the purchaser, the Company will recognize a $0.3 million non-cash expense in the third quarter relating to the early disposition of debt associated with the hotel.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 16 upscale and luxury full-service hotels, totaling approximately 5,400 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, and the Kimpton Hotel & Restaurant Group, LLC.















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Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
     301/941-1500

Raymond Martz, VP Finance, LaSalle Hotel Properties - 301/941-1500



       For additional information, please visit our web site at
                         www.lasallehotels.com








































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